EXHIBIT 10.1

PRIVATEBANCORP, INC.

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (“Agreement”) is entered into as of the date set forth on the signature page hereof by and between PrivateBancorp, Inc., a Delaware corporation (the “Company”), and the undersigned Grantee (“Grantee”). Except as otherwise indicated or defined herein, all words with initial capitals shall have the same meaning as ascribed to them in the PrivateBancorp, Inc. Incentive Compensation Plan (the “Plan”). Grantee acknowledges receipt of a copy of the Plan.

WHEREAS, the Company desires to grant to Grantee a certain number of shares of Common Stock, subject to the restrictions, and on the terms and conditions, set forth in the Plan and this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

  Grant of Award; Form of Award.

Upon the execution and delivery of this Agreement and the related Restricted Stock Award Certificate of even date herewith attached hereto (the “Restricted Stock Award Certificate”), and subject to the terms and conditions of the Plan (the terms and provisions of which are incorporated herein and expressly made a part hereof), the Company hereby grants to Grantee the aggregate number of shares of Common Stock of the Company set forth on the Restricted Stock Award Certificate, subject to the restrictions and on the terms and conditions set forth herein and in the Plan (the “Award”) and subject to any adjustment as provided in the Plan. As soon as practicable after Grantee has executed this Agreement and the documents described in Section 1(b), below, and delivered the same to the Company, the Company shall cause to be issued in Grantee’s name a stock certificate representing the total number of shares of Common Stock covered by this Award in accordance with Section 4, below.

Grantee shall indicate acceptance of the terms of the Award by signing and returning a copy hereof and shall sign and return the irrevocable stock power attached hereto to facilitate the transfer of some or all of the shares covered by the Award to the Company (or its assignee or nominee) if required under the terms of this Agreement or applicable laws or regulations.

To the extent expressly provided in the Restricted Stock Award Certificate, this Award may constitute an award of Restricted Share Units under the Plan, in which case the special provisions applicable to Restricted Share Units set forth in Section 18 below shall apply.

  Restrictions. The shares of Common Stock covered by this Award shall be subject to the restrictions set forth in Section 9(a) of the Plan, which include, but are not limited to, prohibitions on the sale, transfer, assignment, pledge or encumbrance of said shares, prior to the vesting date set forth on the Restricted Stock Award Certificate (the period ending on any such vesting date(s) is hereinafter referred to as the “Restricted Period”). Sale, transfer and other disposition of the shares following termination of the Restricted Period may be limited by the absence of an established trading market for such shares and/or the provisions of applicable securities laws. The restrictions imposed hereunder shall not lapse upon expiration of the Restricted Period if such lapse would constitute a violation of any applicable federal or state securities or other law or regulation and shall only lapse upon the termination of such violation. As a condition to the receipt of the shares of Common Stock covered by this Award, the Company may require Grantee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

  Rights as a Shareholder. Grantee shall have the right to vote the shares of Common Stock covered by this Award and to receive dividends thereon unless and until such shares are forfeited pursuant to Section 5 hereof.

  Custody and Delivery of Shares. Each certificate representing the shares of Common Stock covered by this Award shall be issued in the name of Grantee and shall bear appropriate legends regarding this Agreement and such other restrictions on transferability, which are substantially similar to the legend set forth as follows:

“The shares represented by this certificate are deemed to be restricted stock and until September 28, 2011 (which is the fifth anniversary of the date the Award was made) are subject to the terms and conditions, including certain restrictions on transfer, applicable to restricted stock pursuant to the PrivateBancorp, Inc. Incentive Compensation Plan and the Restricted Stock Award Agreement covering these shares, copies of which are available from the Company.”

The Company shall hold the certificate for shares of Common Stock covered by this Award until the shares represented hereby have vested pursuant to the Restricted Stock Award Certificate and Section 5 of this Agreement, and will thereupon, subject to the satisfaction of any applicable federal, state, local or other tax withholding obligations and applicable securities laws, deliver the certificate for the vested shares to Grantee, and destroy the stock power referred to in Section 1(b) relating to the vested shares, or use it to authorize the withholding of shares for payment of taxes, pursuant to Section 7, below.

  Vesting; Effect of Termination of Employment; Special Retirement.

Except to the extent provided in paragraphs (b), (c), (d) or (e) below, the shares of Common Stock covered by this Award shall vest in accordance with the schedule set forth in the Restricted Stock Award Certificate.

In the event of termination of Grantee’s employment with the Company and its Subsidiaries prior to the end of the Restricted Period for any reason other than death or Special Retirement (as defined below), Grantee will forfeit any shares of Common Stock covered by this Award that are not yet vested, and shall have no further rights to said shares or any amounts attributable thereto.

Notwithstanding anything herein or in the Plan to the contrary, in the event Grantee shall die during the period of Grantee’s employment, the Restricted Period shall terminate and the shares of Common Stock covered by this Award shall vest in full on the date of Grantee’s death and shall be paid to Grantee’s beneficiary or beneficiaries designated pursuant to Section 8, below.

If a Change in Control occurs during the period of Grantee’s employment with the Company and its Subsidiaries, the Restricted Period and all restrictions imposed on the shares of Common Stock covered by this Award shall fully and immediately lapse and be of no further force and effect and the shares of Common Stock covered by this Award shall vest in full on the date of such Change in Control.

In the event of termination of Grantee’s employment for any reason other than death or by the Company for Cause (as defined in Section 17 below) on or after age 62 and completion of at least 10 years of service with the Company or any Subsidiary (including for this purpose continuous years of service, if any, with a Subsidiary as of the date such Subsidiary was acquired by the Company) (such termination of employment a “Special Retirement”), unvested shares at such Special Retirement shall vest in accordance with the schedule set forth on the Restricted Stock Award Certificate and paragraphs (c) and (d) above as if Grantee’s period of employment continued after such Special Retirement. Notwithstanding the foregoing, as of the date Grantee shall cease to be Retired from the Industry (as defined in Section 17 below), the deemed continuation of Grantee’s employment and any further vesting shall terminate as of such date and Grantee shall forfeit any shares of Common Stock covered by this Award that are not yet vested and shall have no further rights to said shares or any amounts attributable thereto.

  Adjustment Upon Changes in Capitalization. Any additional share of Common Stock or other securities or property issued with respect to the Common Stock covered by this Award, as a result of any declaration of stock dividends, through recapitalization resulting in stock splits, combinations or exchanges of shares or otherwise, shall be subject to the restrictions and terms and conditions set forth herein.

  Payment of Taxes. Grantee or Grantee’s legal representative shall be required to pay to the Company the amount of any federal, state, local or other taxes which the Company determines it is required to withhold and pay over to governmental tax authorities with respect to shares of Common Stock covered by this Award on the date on which the Company’s tax liability arises with respect to such shares (the “Tax Date”). Grantee may satisfy such obligation by any of the following means: (a) cash payment to the Company, (b) delivery to the Company of Previously-Acquired Shares of Common Stock having an aggregate Fair Market Value determined as of the Tax Date that equals the amount required, (c) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value determined as of the Tax Date that equals the amount required, or (d) any combination of (a), (b), and (c). The value of any shares withheld may not be in excess of the amount of taxes required to be withheld by the Company determined by applying the applicable minimum statutory withholding tax rates.

  Beneficiary. Grantee may name, from time to time, any beneficiary or beneficiaries to whom the shares of Common Stock covered in this Award shall be paid in case of his death before receipt of such shares. Each designation shall be on a form prescribed for such purpose by the Committee and shall be effective only as set forth therein.

  Compliance with Certain Laws and Regulations. If the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares of Common Stock covered in this Award upon any securities exchange or under any law or regulation, or that the consent or approval of any governmental regulatory body is necessary or desirable in connection with the granting of shares of Common Stock hereunder, Grantee shall supply the Committee or Company, as the case may be, with such certificates, representations and information as the Committee or Company, as the case may be, may request and shall otherwise cooperate with the Company in obtaining any such listing, registration, qualification, consent or approval.

  Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, delivered by overnight courier, or mailed by first class mail, to Grantee at the address set forth on the records of the Company, to the Company at its offices at 70 West Madison Street, Suite 900, Chicago, Illinois 60602, or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when received.

  Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

  Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

  Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

  Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), and is intended to bind all successors and assigns of the respective parties, except that Grantee may not assign any of Grantee’s rights or obligations under this Agreement except to the extent and in the manner expressly permitted hereby.

  Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

  Waiver or Modification. Any waiver or modification of any of the provisions of this Agreement shall not be valid unless made in writing and signed by the parties hereto. Waiver by either party of any breach of this Agreement shall not operate as a waiver of any subsequent breach.

  Miscellaneous.

The Company shall pay all original issue or transfer taxes with respect to the issuance or delivery of shares of Common Stock pursuant hereto and all other fees and expenses incurred by the Company in connection therewith, and will use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

This Agreement shall not be construed as an employment contract and does not give Grantee any right to continued employment by the Company or any affiliate of the Company or to the receipt of any future Restricted Stock or other awards under the Plan.

This Agreement and the Award is subject to (i) the terms and conditions of the Plan and (ii) all good faith determinations of the Committee and of the Company pursuant to the Plan.

“Termination For Cause” means a termination of the employment of Grantee by the Company or any Subsidiary for any of the following reasons:

(i)  In the case where there is an employment, change in control or similar agreement in effect between Grantee and the Company or any Subsidiary that defines “cause” (or similar words), the termination of an employment arrangement that is or would be deemed to be for “cause” (or similar words) as defined in such agreement.

(ii)  In the case where there is no employment, change in control or similar agreement in effect between Grantee and the Company or any Subsidiary, or where there is such an agreement but the agreement does not define “cause” (or similar words), the termination of Grantee’s employment due to:

The commission by Grantee, as reasonably determined by the Committee, of any theft, embezzlement or felony against the Company or any Subsidiary;

The commission of an unlawful or criminal act by Grantee resulting in material injury to the business or property of the Company or any Subsidiary or of an act generally considered to involve moral turpitude, all as reasonably determined by the Committee;

The commission of an intentional act by Grantee in the performance of Grantee’s duties as an employee of the Company or any Subsidiary amounting to gross negligence or misconduct or resulting in material injury to the business or property of the Company or any Subsidiary, all as reasonably determined by the Committee; or

The habitual drunkenness or drug addiction of Grantee, as reasonably determined by the Committee.

“Retired from the Industry” with respect to a Grantee means the Grantee has retired from the Company and all Subsidiaries under circumstances that constitute Special Retirement and Grantee (A) does not thereafter perform services as an employee, officer, director or consultant for, or in any other capacity assist, any bank, thrift, bank or thrift holding company, asset management company, trust company, investment advisor, or any other financial services company (other than the Company or a Subsidiary), whether existing or in formation, that provides or plans to provide banking or other financial services, including but not limited to, those relating to loans, deposits, treasury management, custodial or trust services, or investment or wealth management services, and (B) certifies to the Company, at such times and in such manner as the Committee may require, that since Grantee’s retirement, Grantee has not performed any such services.

  Special Provisions Applicable to Restricted Share Units. In the event the Restricted Stock Award Certificate expressly provides that the Award is an award of Restricted Share Units, then the provisions of the Plan applicable to Restricted Share Units shall apply to this Award and foregoing provisions of this Agreement shall be interpreted and applied within the context of a Restricted Share Unit Award, which interpretation and application shall, among other things, reflect the following:

The Award hereunder shall be an award of Restricted Share Units (“Units”). When payable, each Unit will be converted to and paid in shares of Common Stock.

Provided Grantee has become vested in accordance with Section 5 above, the Units will become payable on the earlier of: (i) date set forth on the Restricted Stock Award Certificate; (ii) the termination of the Restricted Period due to the Grantee’s death; or (ii) the termination of the Restricted Period upon a Change in Control, provided such Change in Control is a change in ownership or change in effective control that qualifies as a payment event under Code Section 409A and any applicable proposed or final regulations and other published guidance relating thereto (collectively “Section 409A”).

Grantee will not have any voting rights with respect to the Units, but will be entitled to receive dividends paid with respect to a corresponding number of shares of Common Stock as contemplated by Section 3 above.

It is intended that the Units and exercise of authority or discretion hereunder shall comply with Code Section 409A so as not to subject Grantee to the payment of any interest or additional tax imposed under Section 409A. In furtherance of this intent, to the extent that any United States Department of the Treasury regulations, guidance, interpretations or changes to Section 409A would result in Grantee becoming subject to interest and additional tax under Section 409A of the Code, the Company and Grantee agree to amend this Award Agreement to bring the Units into compliance with Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the ___ day of __________, 20__.

PRIVATEBANCORP, INC. By: Name: Title:
GRANTEE Signature Print Name

Grant DateNumber of Shares

______________________________

PRIVATEBANCORP, INC.

RESTRICTED STOCK AWARD CERTIFICATE

THIS CERTIFIES THAT ___________________________________ has been awarded [Restricted Share Units payable in]1  ______ shares of Common Stock, without par value, of PRIVATEBANCORP, INC., subject to the terms and conditions of this Restricted Stock Award Certificate, the related Restricted Stock Award Agreement of even date herewith and the PrivateBancorp, Inc. Incentive Compensation Plan.

Except as may be otherwise provided in the Restricted Stock Award Agreement or the Incentive Compensation Plan, the restrictions applicable to shares awarded hereunder shall lapse as to all or a portion of the number of shares set forth above, and such shares shall vest, as follows:

On and After the Following Dates	Maximum Percentage
Fifth anniversary of ________________ [date of grant]	100%

IN WITNESS WHEREOF, PRIVATEBANCORP, INC. has caused this Restricted Stock Award Certificate to be signed by its duly authorized officer this ___ day of __________, 20__.

By: Its:

1 Include bracketed language to award Restricted Share Units instead of shares of Restricted Stock.

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, I, ______________________, hereby assign and transfer unto _______________________ _______________ (_______) shares of the Common Stock of PrivateBancorp, Inc. (the “Company”) in my name on the books of the Company represented by Certificate No. __.

I do hereby irrevocably constitute and appoint _____________________________ as my attorney-in-fact to transfer the said stock on the books of the within named Company with full power of substitution in the premises. By execution hereof, I represent that such shares now stand in my name on the books of the Company.

Printed Name:

Dated as of _______ __, 20__.

IN THE PRESENCE OF

BENEFICIARY DESIGNATION FORM FOR RESTRICTED STOCK

Restricted Stock Award Agreement(s) (the “Restricted Stock Award(s)”) dated (fill in Restricted Stock Award Dates):

You may designate a primary beneficiary and a secondary beneficiary to whom rights under your Restricted Stock Award Agreements will pass in the event of your death. You may name more than one person as a primary or secondary beneficiary. For example, you may wish to name your spouse as primary beneficiary and your children as secondary beneficiaries. Your secondary beneficiary(ies) will have no rights with respect to your Restricted Stock Award(s) if any of your primary beneficiaries survive you. All primary beneficiaries will have equal rights with respect to your Restricted Stock Award(s) unless you indicate otherwise. The same rule applies for secondary beneficiaries.

Designate Your Beneficiary(ies):

Primary Beneficiary(ies) (give name, address and relationship to you):

Secondary Beneficiary(ies) (give name, address and relationship to you):

I certify that my designation of beneficiary set forth above is my free act and deed and acknowledge that when effective it will revoke any prior designation I may have made with regard to the Restricted Stock Award(s) set forth above.

Printed Name:

Dated as of _______ __, 20__.

This Beneficiary Designation Form for Restricted Stock shall be effective on the day it is received by the Chief Financial Officer (or his designee) of the Company at 70 West Madison Street, Chicago, Illinois 60602. This Form shall be (i) delivered to the Chief Financial Officer (or his designee) by personal delivery, facsimile, United States mail or by express courier service, and (ii) deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission or upon receipt by the Chief Financial Officer (or his designee) if by United States mail or express courier service; provided, however, that if this Form is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

RECEIVED AND ACKNOWLEDGED:

PRIVATEBANCORP, INC. By: Name: Title: Chief Financial Officer or a Duly Authorized Designee